UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13D
                                (AMENDMENT NO. 5)

           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                   RULE 13D-1(A) AND AMENDMENTS THERETO FILED
                           PURSUANT TO RULE 13D-2(A).

                                 PEOPLEPC, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   709776 10 8
--------------------------------------------------------------------------------
                                 (CUSIP Number)

                                  RONALD FISHER
                                  SOFTBANK INC.
                               1188 CENTRE STREET
                             NEWTON CENTER, MA 02459
                                 (617) 928-9300
--------------------------------------------------------------------------------
            (Name, Address and Telephone Number of Person Authorized
                     to Receive Notices and Communications)

                                  JULY 31, 2002
--------------------------------------------------------------------------------
             (Date of Event which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), 13d-1(f) or 13d-1(g), check the following box [_].

NOTE: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

**This Statement on Schedule 13D amends the Statement on Schedule 13D, filed June 11, 2002, relating to the Common Stock, par value $0.0001 per share, of PeoplePC, Inc.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 (the "Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  2  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS LP
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  3  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL LP
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        WC
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          PN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  4  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS LLC
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          OO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  5  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CAPITAL PARTNERS INVESTMENT INC.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  6  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        RONALD D. FISHER
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  7  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        CHARLES R. LAX
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        U.S.A.
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  8  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK HOLDINGS INC.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        DELAWARE
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          HC, CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  9  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        SOFTBANK CORP.
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          HC, CO
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

                                  SCHEDULE 13D

-------------------------                         -----------------------------
CUSIP No.    709776 10 8                             Page  10  of  13  Pages
-------------------------                         -----------------------------
-------------------------------------------------------------------------------
  1     NAMES OF REPORTING PERSONS
        I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS

        MASAYOSHI SON
-------------------------------------------------------------------------------
  2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*               (A) [_]
                                                                        (B) [_]
-------------------------------------------------------------------------------
  3     SEC USE ONLY
-------------------------------------------------------------------------------
  4     SOURCE OF FUNDS*

        AF
-------------------------------------------------------------------------------
  5     CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
        ITEMS 2(d) OR 2(e)                                                  [_]
-------------------------------------------------------------------------------
  6     CITIZENSHIP OR PLACE OF ORGANIZATION

        JAPAN
-------------------------------------------------------------------------------
                         7    SOLE VOTING POWER

                              0
    NUMBER OF            ------------------------------------------------------
     SHARES              8    SHARED VOTING POWER
  BENEFICIALLY
    OWNED BY                  0
      EACH               ------------------------------------------------------
   REPORTING             9    SOLE DISPOSITIVE POWER
     PERSON
      WITH                    0
                         ------------------------------------------------------
                         10   SHARED DISPOSITIVE POWER

                              0
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          0
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
          CERTAIN SHARES*                                                   [_]
-------------------------------------------------------------------------------
   13     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

          0%
-------------------------------------------------------------------------------
   14     TYPE OF REPORTING PERSON*

          IN
-------------------------------------------------------------------------------


                      *SEE INSTRUCTIONS BEFORE FILLING OUT!
          INCLUDE BOTH SIDES OF THE COVER PAGE, RESPONSES TO ITEMS 1-7
       (INCLUDING EXHIBITS) OF THE SCHEDULE, AND THE SIGNATURE ATTESTATION

ITEM 1.  SECURITY AND ISSUER.

         This statement amends amendment number 4 to the statement on Schedule 13D filed June 11, 2002 (hereafter referred to as "Amendment Number 4") by the Reporting Persons (as defined in Item 1 of Amendment Number 4) and relates to the Common Stock, par value $0.0001 per share (the "Common Stock"), of PeoplePC, Inc. (the "Company"). Except as amended and supplemented hereby, Amendment Number 4 filed by the Reporting Persons remains in full force and effect.


ITEM 4.  PURPOSE OF TRANSACTION.

         Item 4 of Amendment Number 4 is amended to include the following:

         On July 31, 2002, Merger Sub purchased all of the shares of Common Stock properly tendered in the Tender Offer at a purchase price of $0.0221 per share. As a result, (a) SB Capital Partners sold all of the 191,597,963 shares of Common Stock held by it, (b) SB Capital sold all of the 188,306,066 shares of Common Stock held by it, and (c) Advisors Fund sold all of the 3,425,173 shares of Common Stock held by it at sale price of $0.0221 per share to Merger Sub. The Warrant was not exercised and by its terms ceased to be exercisable. @viso exercised its right to exchange its shares of PeoplePC Europe for shares of Common Stock pursuant to the Put Option Agreement, and all of such shares were purchased by Merger Sub in the Tender Offer.


ITEM 5.  INTEREST IN SECURITIES OF THE ISSUER.

         Item 5 of Amendment Number 4 is amended to read as follows:

         As a result of the purchase by Merger Sub pursuant to the Tender Offer of all shares of Common Stock beneficially owned by the Reporting Persons, as of July 31, 2002, the Reporting Persons ceased to beneficially own any shares of the Company.


ITEM 7.  MATERIAL TO BE FILED AS EXHIBITS.

Exhibit A     Agreement of Joint Filing, dated as of September 12, 2002, by and among the Reporting Persons.




                              Page 11 of 13 Pages

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


September 12, 2002                       SOFTBANK CAPITAL PARTNERS LP
                                         By: SOFTBANK CAPITAL PARTNERS
                                             LLC, General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL LP
                                         By: SOFTBANK CAPITAL PARTNERS LLC,
                                             its General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS LLC

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS
                                         INVESTMENT INC.

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: President


                                         RONALD D. FISHER

                                             /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher



                              Page 12 of 13 Pages

                                         CHARLES R. LAX

                                            /s/ Charles R. Lax
                                            -----------------------------------
                                            Name:  Charles R. Lax


                                         SOFTBANK HOLDINGS INC.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Secretary


                                         SOFTBANK CORP.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact


                                         MASAYOSHI SON


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact





                              Page 13 of 13 Pages

                                                                       EXHIBIT A


                            AGREEMENT OF JOINT FILING

         In accordance with Rule 13d-1(k) under the Securities and Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing on behalf of each of them of a Statement on Schedule 13D, and any amendments thereto, with respect to the Common Stock of PeoplePC, Inc. and that this agreement be included as an Exhibit to such filing.

         This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to constitute one and the same agreement.




                               Page 1 of 3 Pages

         IN WITNESS WHEREOF, each of the undersigned hereby executes this Agreement as of September 12, 2002.

                                         SOFTBANK CAPITAL PARTNERS LP
                                         By: SOFTBANK CAPITAL PARTNERS
                                             LLC, General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL LP
                                         By: SOFTBANK CAPITAL PARTNERS LLC,
                                             its General Partner

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS LLC

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: Managing Director


                                         SOFTBANK CAPITAL PARTNERS
                                         INVESTMENT INC.

                                         By: /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher
                                            Title: President


                                         RONALD D. FISHER

                                             /s/ Ronald D. Fisher
                                            -----------------------------------
                                            Name:  Ronald D. Fisher



                              Page 2 of 3 Pages

                                         CHARLES R. LAX

                                            /s/ Charles R. Lax
                                            -----------------------------------
                                            Name:  Charles R. Lax


                                         SOFTBANK HOLDINGS INC.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Secretary


                                         SOFTBANK CORP.


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact


                                         MASAYOSHI SON


                                         By: /s/ Stephen A. Grant
                                            -----------------------------------
                                            Name:  Stephen A. Grant
                                            Title: Attorney-in-Fact






                                Page 3 of 3 Pages